EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (the “Registration Statement”) of Green Earth Technologies, Inc. and subsidiary (the “Company”) of our report dated September 28, 2012, relating to the financial statements for the years ended June 30, 2012 and 2011 of the Company included in the Company’s Annual Report (Form 10-K) for the year ended June 30, 2012. We also consent to the reference to our firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement on Form S-1.

/s/ Friedman LLP
East Hanover, NJ
December 19, 2012